                                                                    Exhibit 21.1


                  SUBSIDIARIES OF CABOT OIL & GAS CORPORATION


Big Sandy Gas Company
Cabot Oil & Gas Marketing Corporation *
Cabot Oil & Gas U.K. Limited
Cabot Petroleum North Sea, Ltd.
Cranberry Pipeline Corporation *
Franklin Brine Treatment Corporation

* Denotes significant subsidiary.